Exhibit 99.1

Gladstone Land Announces a Farm
Acquisition in Colorado for $25.9 Million

MCLEAN, VA., March 3, 2016 — Gladstone Land Corporation (the “Company”) announced today that it has acquired 6,190 acres of farmland in Saguache County, Colorado (the “Property”), for total consideration of approximately $19.3 million in cash and 745,879 common units of limited partnership interest in the Company’s operating partnership (“OP Units”). The OP Units issued were valued at $8.85 per share, resulting in total consideration of approximately $25.9 million.

The Property consists of 39 pivot-irrigated fields, the majority of which is either existing organic ground or currently undergoing organic conversion, as well as a potato packing and storage facility and other farm-related buildings. At closing, the Company entered into a sale-leaseback agreement with Mountain Valley Produce, LLC, a major, vertically-integrated grower that specializes in organic potatoes, for a 5-year, triple-net lease that provides for annual rent escalations and includes one, 5-year extension option. In addition, the Company announced the issuance of two, 7-year bonds under its facility with Federal Agricultural Mortgage Corporation (“Farmer Mac”) for an aggregate amount of approximately $15.5 million. The bonds will bear interest at a fixed, weighted-average interest rate of 3.05% over their terms.

“The San Luis Valley has been attractive to us for some time, and we are proud to own a great farm there,” said Bill Hughes, the Company’s Director for the Midwestern United States. “We could not have picked a better farm or better partner in the San Luis Valley than Mountain Valley Produce. This farmer is an innovator in the potato industry and they are leaders in water conservation. We look forward to a multi-generational relationship with them as our partner.”

“We are very excited to enter into a new growing market in a new state for us. And we are delighted to have a new lease with such a well-respected farmer. We like the organic crops this farmer is growing and know the organic potatoes will be in high demand. ” said David Gladstone, President and CEO of the Company. “This farm is located an excellent farming area with plenty of water for irrigation. There are many active farmers in this area. Because this farm is organic it will be in high demand by farmers. We have only one farm and farmer here but an excellent farm and farmer. Some people would count this transaction as 39 farms because there are 39 separate fields. But we have no reason to run up the number of farms we have. We have more farms we are working on to consider adding to our assets this year so stay tuned and eat more potatoes! ”

About Gladstone Land Corporation:
Gladstone Land is a real estate investment trust that pays monthly distributions to its stockholders. The Company invests in farmland located in major agricultural markets in the U.S. that it leases to independent and corporate farming operations. As of December 31, 2015, the net asset value of the Company was $14.20 per share, and the Company intends to report the current value of its farmland on a quarterly basis. The Company currently owns 46 farms, comprised of 23,000 acres in 7 different states across the U.S., valued at approximately $311 million. Its acreage is predominantly concentrated in locations where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are planted and harvested annually or more frequently, as well as permanent crops, such as blueberries and almonds, which are planted every 10 to 20-plus years.  The Company also may acquire property related to farming, such as storage facilities utilized for cooling produce, processing buildings, packaging facilities, and distribution centers.  The Company has paid 37 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The current per-share distribution is $0.04 per month, or $0.48 per year. Additional information can be found at www.GladstoneLand.com and www.GladstoneFarms.com.

Owners or brokers who have farmland for sale in the U.S. should contact:

Bill Frisbie at (703) 287-5839 or Bill.F@GladstoneLand.com – Eastern U.S.
Bill Reiman at (805) 263-4778 or Bill.R@GladstoneLand.com – Western U.S.
Bill Hughes at (618) 606-2887 or Bill.H@GladstoneLand.com – Midwest U.S.

For stockholder information on Gladstone Land, call (703) 287-5893. Information on the business activities of all of the Gladstone funds can be found at www.GladstoneCompanies.com. For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.Gladstone.com.

All statements contained in this press release, other than historical facts, may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of the foregoing words and similar expressions are intended to identify forward-looking statements. Readers should not rely upon forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, funds from operations or prospects to differ materially from those expressed in or implied by such statements. Such risks and uncertainties are disclosed under the caption “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC on February 23, 2016. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SOURCE: Gladstone Land Corporation

For further information: Gladstone Land, 703-287-5893